EXHIBIT 1

TPG-AXON URGES SANDRIDGE ENERGY STOCKHOLDERS TO VOTE BEFORE THE DEADLINE

TO REPLACE SANDRIDGE’S ENTIRE BOARD OF DIRECTORS

- COMMENTS ON SANDRIDGE BOARD’S BELATED APPROVAL OF

ITS SLATE OF INDEPENDENT DIRECTOR NOMINEES –

NEW YORK, NY (March 12, 2013) – TPG-Axon, beneficial owner of 7.3 percent of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (the “Company”), today urged SandRidge Energy Stockholders to act immediately and return the GREEN consent card in favor of its proposals and director slate in order to meet the March 15, 2013 deadline for submitting the consent.

In addition, TPG-Axon noted that the Company filed an 8K this morning, March, 12, 2013, announcing that the Board has, at long last, approved the independent slate of director nominees.

TPG-Axon stated, “It is frankly embarrassing and unfortunate that it took the Board two months, a lawsuit and a stern ruling by Judge Strine that they may have breached their fiduciary duty, to finally do the right thing for shareholders. This is yet another poor use of shareholder money, a stark example of how the Board has attempted to entrench themselves, and a reason why immediate change is necessary.”

TPG-Axon continued, “The time for change is now. Shareholders should vote their GREEN consent cards immediately before it is too late, and send a message to the Board that they have a duty of loyalty to shareholders.”

TPG-Axon also notes that Tom Ward and the current Board of Directors have failed to adequately address the ongoing strategic and operational deficiencies as well as the serious governance and related party transaction issues that have plagued the Company under their tenure. Furthermore, TPG-Axon cautions stockholders to consider the consequences of the current Board’s plan to spend an amount equal to almost 80 percent of the Company’s entire remaining market capitalization on compensation, overhead, financing costs, and capital expenditures over the next year.

TPG-Axon reiterates its belief that SandRidge is at a critical point and encourages stockholders to come together and vote the GREEN consent card today in favor of its experienced independent director slated to put an end to an era of value destruction at the Company.

For information on TPG-Axon’s proposals and on the process for voting shares in favor of those proposals, go to www.shareholdersforsandridge.com or contact MacKenzie Partners, Inc. at (212) 929-5500.

About TPG-Axon Capital

TPG-Axon Capital is a leading global investment firm. Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:

Stockholder inquiries

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy

(212) 929-5500

Media Inquiries

ICR

Anton Nicholas, Phil Denning, Jason Chudoba

203-682-8200

Anton.Nicholas@icrinc.com

Phil.Denning@icrinc.com

Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.